Exhibit 10.2

Letter Agreement

December 18, 2020

Reference is made to the credit agreement dated September 26, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) SEACOR Marine Foreign Holdings Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (“Borrower”), as borrower, (ii) SEACOR Marine Holdings Inc., a corporation incorporated under the laws of the State of Delaware, as parent guarantor, (iii) the entities identified on Schedule 1-A thereto as subsidiary guarantors, (iv) DNB BANK ASA, New York Branch, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and as security trustee for the Creditors (in such capacity, the “Security Trustee”), and (v) the banks, financial institutions and institutional lenders set out in Schedule 1-B thereto, as lenders (the “Lenders”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meaning assigned to such terms in the Credit Agreement.

Notwithstanding anything to the contrary contained in any Transaction Document, the Borrower, the Parent Guarantor, the Majority Lenders and the Facility Agent hereby agree that solely for the purposes of calculating the amount of “Cash and Cash Equivalents” in Section 4(a)(xiv) of the Parent Guaranty from the date hereof to and including January 31, 2021 only, such amount shall include tax refunds due to the Parent Guarantor (but which have yet to be received) as a result of the Parent Guarantor’s ability to carry back net operating losses under the Coronavirus Aid, Relief, and Economic Security Act in accordance with the terms of that certain Tax Refund and Indemnification Agreement, dated June 26, 2020, by and between the Parent Guarantor and SEACOR Holdings Inc., the former parent company of the Parent Guarantor, which refund amount is estimated to be approximately $31.2 million.

All other terms and conditions of the Credit Agreement and each of the other Transaction Documents shall remain in full force and effect. We agree that this Letter Agreement is a Transaction Document for the purposes of the Credit Agreement, and the provisions of Section 14 of the Credit Agreement shall apply to this Letter Agreement as if set out in full but so that references to “this Agreement” are amended to read “this Letter Agreement”.

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IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of the date first above written.

SEACOR MARINE FOREIGN HOLDINGS INC., as Borrower		SEACOR MARINE HOLDINGS INC., as Parent Guarantor

By:	/s/ Jesús Llorca	By:	/s/ Jesús Llorca
	Name: Jesús Llorca		Name: Jesús Llorca
	Title: Executive Vice President		Title: Executive Vice President and Chief Financial Officer

DNB BANK ASA, NEW YORK BRANCH as Facility Agent and on behalf of the Majority Lenders

By:	/s/ Magdalena Brzostowska
Name: Magdalena Brzostowska
Title: Senior Vice President

By:	/s/ Mita Zalavadia
Name: Mita Zalavadia
Title: Assistant Vice President

[Signature Page to Letter Agreement]